Exhibit 10.2

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all annexes, exhibits, and schedules, the “Agreement”) dated as of July 23, 2020, is entered into by and among:

(a)	IMH Financial Corporation (the “Company”);

(b)	JPMorgan Chase Funding Inc. (“JPM”);

(c)
Juniper Capital Asset Management, LLC (“JCAM”), JCP Realty Partners, LLC (“JCP Realty”), Juniper NVM, LLC (“JNVM”), and Juniper Investment Advisors, LLC (“JIA”) (collectively, the “Juniper Parties”); and

(d)	ITH Partners LLC and Lawrence D. Bain (together, the “Bain Parties”).
JPM, the Juniper Parties, and the Bain Parties are collectively referred to herein as the “Non-Debtor Parties” and each individually as a “Non-Debtor Party.” The Company and the Non-Debtor Parties are collectively referred to herein as the “Parties” and each individually as a “Party.”
RECITALS
A.Prior to the date of this Agreement, the Company, further to arms-length, good-faith negotiations, provided JPM and the Juniper Parties, through JCP Realty, with the Restructuring Term Sheet (as defined below), proposing a financial restructuring of the Company’s indebtedness and capital structure consistent with this Agreement (the “Restructuring”).
B.    The Parties desire that the Company accomplish the Restructuring through the commencement of a voluntary case by the Company in the Bankruptcy Court (as defined below) under Chapter 11 of the Bankruptcy Code (as defined below) and the confirmation of the Plan (as defined below) (the “Bankruptcy Case”).
C.    This Agreement sets forth the agreement among the Parties to implement the Restructuring and the Bankruptcy Case on the terms and conditions set forth herein and as shall be memorialized in the Definitive Documents (as defined below).
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
1.Definitions. The following terms mean as follows:1

1 All terms used in the body of this Agreement defined in the preamble of, or recitals to, this Agreement have the meanings ascribed to them in the preamble or recitals of this Agreement.

“Administrative Expenses” means a Claim for costs and expenses of the administration of the Company’s bankruptcy estate pursuant to sections 503(b) (including Claims arising under sections 503(b)(9), 507(b), or 1114(e)(2) of the Bankruptcy Code), and fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930.
“Agreement Effective Date” means the date on which the conditions set forth in section 2 of this Agreement have been satisfied or waived by the appropriate Party or Parties.
“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.
“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving the Company or the debt, equity, or other interests in the Company that is an alternative to the Restructuring.
“Amended and Restated JIA Agreement” means the JIA Agreement as amended and restated on or prior to the Petition Date pursuant to section 9(c) of this Agreement on terms and conditions acceptable to JIA and JPM in their respective sole discretion.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Bankruptcy Case.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Bankruptcy Case or any proceeding within, or appeal of an order entered in, the Bankruptcy Case.
“Bankruptcy Milestones” has the meaning set forth in section 6(d) of this Agreement.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated under section 2075 of title 28 of the United States Code, the Official Bankruptcy Forms or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Bankruptcy Case.

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“Budget” means the Company’s budget for the first 120 days of the Bankruptcy Case, a copy of which is attached to this Agreement as Exhibit A, which shall (a) depict all sources and uses of cash by the Company for the such period (including, but not limited to, (i) projected cash receipts, (ii) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses, capital expenditures, and any other fees and expenses relating to the DIP Facility), (iii) projected net cash flow and (iv) the anticipated uses of all loans obtained by the Company under the DIP Facility), and (b) include the Company’s good-faith estimate, as of the Petition Date, of its (a) Priority Claims, and (b) Administrative Expenses for such period.
“Business Day” means any day, other than a Saturday, Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.
“Cash” means legal tender of the United States of America.
“Claim” means a claim as defined in section 101(5) of the Bankruptcy Code against the Company, whether or not asserted.
“Claims Caps” has the meaning set forth in section 4(o) of this Agreement.
“Claims Distribution” has the meaning set forth in section 4(h) of this Agreement.
“Claims Estimates” means the Final Claims Estimates and the Weekly Claims Estimates.
“Common Equity Class” means the class of interests under the Plan comprising all Common Stock.
“Common Equity Distribution” has the meaning set forth in section 4(h) of this Agreement.
“Common Stock” means all common stock in IMH that is not (a) treasury stock or (b) common stock that is restricted and unvested as of the Plan Effective Date.
“Confirmation Order” means the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
“Definitive Documents” means (a) the Plan; (b) the Disclosure Statement and the other Solicitation Materials; (c) the Disclosure Statement Order; (d) the First Day Pleadings and all orders sought pursuant thereto; (e) the Plan Supplement (including the Governance Documents); (f) the DIP Facility Documents; (g) the Exit Facility Term Sheet and the Exit Facility Documents; (h) the Confirmation Order; (i) the Hotel Redemption Facility Documents, (j) any executory contracts or unexpired leases to be assumed pursuant to the Plan as such may be amended, restated, or supplemented on or prior to the Plan Effective Date, and/or any employment or management agreements to be entered into by the Company during the Bankruptcy Case or by the Reorganized Company on the Plan Effective Date, (k) such other definitive documentation relating to the

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Restructuring as may be necessary or desirable to consummate the Restructuring; (l) any and all deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments or other documents related to the Restructuring; and (m) any exhibits, amendments, modifications or supplements made from time to time to any of the foregoing.
“DIP Facility” means the senior secured super-priority debtor-in-possession financing facility in the approximate amount of $10,150,000 or such other amount as may be consistent with the Budget, to be provided by JPM to the Company in the Bankruptcy Case pursuant to section 364 of the Bankruptcy Code, on terms and conditions consistent with this Agreement and in all other respects acceptable to JPM in its sole discretion.
“DIP Facility Documents” means, collectively, the DIP Orders and any documents or agreements governing the DIP Facility, including the Budget, the credit agreements governing the DIP Facility, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including security agreements and guaranty agreements.
“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.
“Disclosure Statement” means the Disclosure Statement with respect to the Plan.
“Disclosure Statement Order” means the order entered by the Bankruptcy Court in the Bankruptcy Case approving the Disclosure Statement and the Solicitation Materials pursuant to section 1125 of the Bankruptcy Code and authorizing the solicitation of votes for the acceptance or rejection of the Plan.
“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.
“Executive Employment Agreements” means (a) that certain Executive Employment Agreement dated as of August 30, 2019, by and between the Company, IMH Management Services LLC, and Chadwick Parson, as amended, (b) that certain Executive Employment Agreement dated as of January 21, 2015, by and between the Company and Jonathan Brohard, as amended, and (c) that certain Executive Employment Agreement dated as of April 11, 2017, by and between the Company and Samuel Montes, as amended.
“Exit Facility” means the senior secured financing facility in the approximate amount of $66,000,000 or such other amount as may be required consistent with this Agreement, but not to exceed $71,000,000 as determined by JPM in its sole discretion, to be provided by JPM on the Plan Effective Date to fund the Company’s obligations under and to effectuate the Plan, to refinance the DIP Facility, and to fund the Reorganized Company’s ongoing obligations and working capital requirements after the Plan Effective Date, on terms and conditions consistent with this Agreement and in all other respects acceptable to JPM in its sole discretion. The approximate amount of the Exit Facility shall be reduced on a dollar-for-dollar basis to the extent that the Company’s obligations arising under the Hotel Loan Guaranties are the subject of a Hotel Loan Restructuring, or are

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otherwise not required to be satisfied by the Company as General Unsecured Claims pursuant to the Plan.
“Exit Facility Documents” means any documents or agreements governing the Exit Facility, including the credit agreements governing the Exit Facility, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including security agreements and guarantee agreements.
“Exit Facility Term Sheet” means the term sheet with respect to the Exit Facility, a copy of which is attached to this Agreement as Exhibit B and which shall also be attached as an exhibit to the Disclosure Statement.
“Final Claims Estimates” has the meaning set forth in section 4(o) of this Agreement.
“Final DIP Order” means the Final Order entered by the Bankruptcy Court in the Bankruptcy Case approving the DIP Facility and granting all the protections, claims, liens, and priority rights as set forth in the Interim DIP Order, on a final basis.
“Final Order” means, as applicable, an order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction or governmental authority, as applicable, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing will then be pending, or as to which any right to appeal, petition for certiorari, or motion to reargue or rehear will have been waived in writing in form and substance satisfactory to the Company, or on and after the Plan Effective Date the Reorganized Company, or in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court, or other court of competent jurisdiction (as applicable) will have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing will have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing will have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state or provincial court rules of civil procedure, may be filed with respect to such order will not cause such order not to be a Final Order.
“First Day Pleadings” means the first-day pleadings that the Company determines are necessary or desirable to file in the Bankruptcy Case on the Petition Date, including without limitation (a) a motion seeking the entry of an order scheduling a hearing in the Bankruptcy Court to consider entry of the Disclosure Statement Order consistent with the Bankruptcy Milestones, (b) a motion to approve the DIP Facility and the entry of the DIP Orders consistent with the Bankruptcy Milestones, and (c) a motion seeking entry of the Trading Procedures Order.

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“General Unsecured Claims” means all prepetition unsecured Claims against the Company that are not Priority Claims.
“Governance Documents” means the organizational and governance documents for the Reorganized Company and any of its direct or indirect subsidiaries, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, limited partnership agreements (or equivalent governing documents).
“Hotel” means McArthur Place Hotel & Spa, located in Sonoma, California.
“Hotel Administrative Services Agreement” means that certain letter agreement dated as of August 1, 2019, by and between JIA and the Company, as amended and reinstated by that certain letter agreement dated as of June 23, 2020 by and among JCAM, JIA and the Company, pursuant to which JCAM has been engaged by the Company to provide certain administrative services, including in connection with the Hotel Redemption.
“Hotel Fund” means L’Auberge de Sonoma Resort Fund, LLC, a Delaware limited liability company.
“Hotel Fund Investors” means the holders of preferred limited liability company interests in the Hotel Fund.
“Hotel Lender” means MidFirst Bank, a federally chartered savings association.
“Hotel Loan” means that certain secured loan in the principal amount of $37,000,000 made by Hotel Lender to Hotel Owner, secured by, among other things, a deed of trust on the Hotel.
“Hotel Loan Guaranties” means that certain Amended and Restated Completion Guaranty dated as of March 13, 2019 made by the Company in favor of Hotel Lender, and that certain Amended and Restated Continuing Guaranty dated as of March 13, 2019, made by the Company in favor of Hotel Lender with respect to the Hotel Loan.
“Hotel Loan Restructuring” means the amendment and restatement of the Hotel Loan and the Hotel Loan Guaranties on terms and conditions acceptable to JPM in its sole discretion, effective on the Plan Effective Date, subject only to the confirmation of the Plan and the occurrence of the Plan Effective Date.
“Hotel Loan Restructuring Support Agreement” means a restructuring support agreement or similar agreement among the Company, Hotel Owner, and Hotel Lender, with respect to the Hotel Loan Restructuring, on terms and conditions acceptable to JPM in its sole discretion, including the agreement of Hotel Lender that neither the commencement of the Bankruptcy Case nor the occurrence of the Plan Effective Date shall be events of default thereunder and that Hotel Lender shall not vote against or object to confirmation of the Plan, or seek Cash payment on the

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Plan Effective Date with respect to the Hotel Loan Guaranties, provided that the Hotel Loan and the Hotel Loan Guaranties as so amended and restated are assumed or adopted by the Reorganized Company on the Plan Effective Date.
“Hotel Owner” means L’Auberge de Sonoma, LLC, a Delaware limited liability company.
“Hotel Redemption” has the meaning set forth in section 4(n) of this Agreement.
“Hotel Redemption Amendment” means that certain Second Amendment to Amended and Restated Limited Liability Company Agreement of L’Auberge de Sonoma Resort Fund, LLC dated as of June 23, 2020, between Hotel Owner and L’Auberge Fund Manager, LLC.
“Hotel Redemption Facility” has the meaning set forth in section 9(k) of this Agreement.
“Hotel Redemption Facility Documents” means any documents or agreements governing the Hotel Redemption Facility, including the credit agreements governing the Hotel Redemption Facility, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including security agreements and guarantee agreements.
“Interest” means the Common Stock, Preferred Stock, treasury stock, and any limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit, or share in IMH (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in IMH), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.
“Interim DIP Order” means the interim order entered by the Bankruptcy Court in the Bankruptcy Case approving the DIP Facility.
“JIA Agreement” means that certain Non-Discretionary Investment Advisory Agreement between the Company and JIA, dated as of August 14, 2019.
“JPM Expenses” means any Administrative Expenses or super-priority Claims of JPM for payment or reimbursement of its reasonable fees and expenses with respect to the Bankruptcy Case, including without limitation the fees and expense of primary and local bankruptcy counsel and any other professionals retained by JPM with respect thereto.
“Juniper Agreements” means (a) the JIA Agreement, (b) the Amended and Restated JIA Agreement, (c) the Hotel Administrative Services Agreement, (d) that certain Services Agreement dated as of June 3, 2019, by and between the Company and JIA, and (e) that certain Sublease Agreement dated as of August 1, 2019, by and between the Company and JIA.
“New Executive Employment Agreements” means those each of those Executive Employment Agreements entered into on July 22, 2020 prior to the commencement of the

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Bankruptcy Case, by and between Company and each of the following Company Executives: (i) Chad Parson; (ii) Jonathan Brohard; (iii) Samuel Montes; and (iv) Greg Hanss, each such agreement to be effective only upon the conditions set forth therein and in Section 4(l) below.
“Other Interests” means all Interests in the Company that are not Common Stock, Preferred Stock, or Warrants.
“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or entity, or the United States Trustee.
“Petition Date” means the date on which the Company commences the Bankruptcy Case.
“Plan” means the plan of reorganization under Chapter 11 of the Bankruptcy Code to be filed by the Company, on or within one day after the Petition Date, in the Bankruptcy Case.
“Plan Effective Date” means the date upon which (a) the Confirmation Order is a Final Order, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, (c) the transactions to occur on the Plan Effective Date pursuant to the Plan become effective and are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.
“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan, as the same may be amended, modified or supplemented, to be filed in the Bankruptcy Case by the Company not less than 7 days prior to the deadline to object to confirmation of the Plan.
“Preferred Stock” means the Company’s Series A Preferred Stock, Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock, Series B-3 Cumulative Convertible Preferred Stock, and Series B-4 Cumulative Convertible Preferred Stock.
“Priority Claims” means all priority claims under section 507(a) of the Bankruptcy Code other than Administrative Expenses.
“Priority Non-Tax Claims” means all Priority Claims other than Priority Tax Claims.
“Priority Tax Claims” means Priority Claims under section 507(a)(8) of the Bankruptcy Code.
“Reorganized Company” means the Company as reorganized following the Plan Effective Date under the terms and conditions of the Plan and Confirmation Order.

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“Restructuring Term Sheet” means the letter dated June 11, 2020 from the Company to JPM and JCP Realty Partners, LLC with respect to the Restructuring.
“Secured Claims” means a Claim (a) secured by a lien or security interest on collateral to the extent of the value of such collateral as (1) set forth in the Plan, (2) agreed to by the holder of such Claim and the Company, or (3) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code; or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code, provided that Secured Claims shall not include secured claims of JPM under the DIP Facility.
“Series B-1 Preferred Stock” means the Company’s Series B-1 Cumulative Convertible Preferred Stock.
“Series B-1 Preferred Stock Prepetition Payments” has the meaning set forth in section 9(f) of this Agreement.
“Solicitation Materials” means the Disclosure Statement, ballots, the Disclosure Statement Order, and such other materials as may be approved by the Bankruptcy Court for the purpose of soliciting votes to accept or reject the plan.
“Special Committee” means the Special Committee of the Board of Directors of the Company.
“Trading Procedures Order” means the Interim and/or Final Order of the Bankruptcy Court establishing procedures for the trading of Claims against and equity securities in the Company during the Bankruptcy Case.
“Warrants” means the outstanding stock warrants of the Company.
“Warrants Class” means the class of interests under the Plan comprising all Warrants issued by the Company.
“Weekly Claims Estimates” has the meaning set forth in section 6(r) of this Agreement.
2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. prevailing Eastern Time on the date on which (a) each of the Parties shall have executed, delivered, and released counterpart signature pages of this Agreement to counsel to each of the Parties, and (b) the Non-Debtor Parties shall have received a copy of the Hotel Redemption Amendment executed by Hotel Owner and L’Auberge Fund Manager, LLC.
3.    Definitive Documents. Each of the Definitive Documents and every other material document, deed, agreement, filing, notification, letter or instrument related to the Restructuring shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement as it may be modified, amended, or supplemented consistent with this Agreement.

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Further, the Definitive Documents and every other material document, deed, agreement, filing, notification, letter or instrument related to the Restructuring shall be (a) consistent with this Agreement, (b) in all other respects acceptable to JPM in its sole discretion, and (c) solely with respect to the Juniper Agreements and any other documents that directly and materially involve the Juniper Parties (it being acknowledged and agreed that the DIP Facility Documents, the Exit Facility Documents, and the Hotel Redemption Facility Documents shall not be the subject of this clause “c”), in all other respects acceptable to the Juniper Parties in their sole discretion.
4.    Material Terms of the Plan. The Plan shall provide, with the following subsections “(a)” through “(n)” being subject in all respects to the occurrence of the Plan Effective Date, that:
(a)    The holders of all Secured Claims shall, at the option of the Company with JPM’s written consent, receive either (i) reinstatement of such claims pursuant to section 1124 of the Code on the Plan Effective Date; (ii) payment in full in Cash on the later of (A) the Plan Effective Date, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claims; or (3) such other treatment rendering such claim unimpaired under the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Secured Claims, provided that the foregoing treatment under the Plan shall be without prejudice and subject to the Company’s and/or the Reorganized Company’s legal and equitable claims and defenses with respect to such Secured Claims, including counterclaims, rights of recoupment, and rights of setoff. The Plan shall specify the class of Secured Claims as an unimpaired class.
(b)    All Administrative Expenses shall be paid in full in Cash or appropriately reserved for on the Plan Effective Date, except to the extent that any holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Expenses, provided that the foregoing treatment under the Plan shall be without prejudice and subject to the Company’s and/or the Reorganized Company’s legal and equitable claims and defenses with respect to such Administrative Expenses, including counterclaims, rights of recoupment, and rights of setoff. The Plan shall not specify a class of Administrative Expenses.
(c)    All Priority Tax Claims shall, at the option of the Company with JPM’s written consent, receive the treatment set forth in section 1129(a)(9)(C) of the Bankruptcy Code, except to the extent that any holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claims, provided that the foregoing treatment under the Plan shall be without prejudice and subject to the Company’s and/or the Reorganized Company’s legal and equitable claims and defenses with respect to such Priority Tax Claims, including counterclaims, rights of recoupment, and rights of setoff. The Plan shall specify the class of Priority Tax Claims as an unimpaired class.
(d)    All Priority Non-Tax Claims shall be paid in full in Cash or appropriately reserved for on the Plan Effective Date, except to the extent that any holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Non-Tax Claims, provided that the foregoing treatment under the Plan shall be without prejudice and subject to the Company’s and/or the Reorganized Company’s legal and equitable claims and defenses with respect to such Priority Non-Tax Claims, including counterclaims, rights of recoupment, and rights of setoff. The Plan shall specify the class of Priority Non-Tax Claims as an unimpaired class.

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(e)    The holders of all General Unsecured Claims shall, at the option of the Company with JPM’s consent, receive: (i) reinstatement of such claims pursuant to section 1124 of the Code on the Plan Effective Date; (ii) payment in full in Cash on the later of (A) the Plan Effective Date, or (B) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claims; or (iii) such other treatment rendering such claim unimpaired under the Bankruptcy Code, in each case full and final satisfaction, settlement, release, and discharge of, and in exchange for, such General Unsecured Claims, provided that the foregoing treatment under the Plan shall be without prejudice and subject to the Company’s and/or the Reorganized Company’s legal and equitable claims and defenses with respect to such General Unsecured Claims, including counterclaims, rights of recoupment, and rights of setoff. The Plan shall specify the class of General Unsecured Claims as an unimpaired class.
(f)    The holders of Series B-1 Preferred Stock other than JPM shall receive on the Plan Effective Date, pro rata, the aggregate sum of $8,912,519 in Cash, representing the redemption of the Series B-1 Preferred Stock of such holders other than JPM at par, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Series B-1 Preferred Stock and any and all related claims or other rights, including (i) any dividends accruing after the commencement of the Bankruptcy Case on the Petition Date (provided that the conditions to the waiver of such dividends set forth in section 9(f) of this Agreement have been satisfied, failing which the distribution to such holders shall be increased by the amount of such accrued dividends (with interest, if any) pursuant thereto), (ii) the “consent payment” due on July 25, 2020, and (iii) any claim that is determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. The Plan shall specify the class of such holders of Series B‑1 Preferred Stock as an impaired class.
(g)    JPM shall receive 100% of the new common stock of the Reorganized Company, on the Plan Effective Date, in full and final satisfaction of all Preferred Stock held by JPM, with an aggregate redemption value of $71,300,347, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Preferred Stock and any and all related claims or other rights, including (i) any dividends accruing after the commencement of the Bankruptcy Case on the Petition Date, (ii) the “consent payment” with respect to the Company’s Series B-1 and B-2 Cumulative Convertible Preferred Stock due on July 25, 2020, and the liquidation preference with respect to the Company’s Series B-3 and B-4 Cumulative Convertible Preferred Stock due on the Petition Date, and (iii) any claim that is determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. The Plan shall specify the class of such Preferred Stock held by JPM as an impaired class.
(h)    In the event that the Common Equity Class votes to accept the Plan under section 1126(d) of the Bankruptcy Code, the holders of Common Stock of the Company shall receive, pro rata, an aggregate Cash payment of $7,518,694 (the “Common Equity Distribution”) on the Plan Effective Date, subject to reduction as follows:
1.to the extent that the aggregate of all Plan Effective Date Cash payments or reserves on account of Administrative Expenses, Priority Claims, and General Unsecured Claims (excluding only the JPM Expenses and operating expenses of the Company incurred

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after the 90th day after the Petition Date), plus (without duplication) (A) expenses incurred by the Company and (B) net reductions to the Company’s initial cash balance of $5,665,839 (for the avoidance of doubt, comprised of cash of $5,570,839 plus $95,000 of expected cash, as set forth in Schedule 2 to the Restructuring Term Sheet) during the period July 1, 2020 through the Petition Date (such aggregate, the “Claims Distribution”) exceeds $6,892,912 but is not more than $7,728,322, then the Common Equity Distribution shall be reduced on a dollar-for-dollar basis;
2.to the extent that the Claims Distribution exceeds $7,728,322 but is not more than $9,228,322, then (A) the Common Equity Distribution shall be reduced additionally by one-third of such excess, such additional reduction not to exceed $500,000, (B) the Exit Facility shall be increased by one-third of such excess, such increase not to exceed $500,000, and (C) the upfront management fee otherwise payable to JIA on the Plan Effective Date pursuant to the Amended and Restated JIA Agreement (as assumed pursuant to the Plan) shall be reduced by one-third of such excess, such reduction not to exceed $500,000; and
3.to the extent that the Claims Distribution exceeds $9,228,322, then the Common Equity Distribution shall be reduced additionally on a dollar-for-dollar basis, provided that in no event shall the Common Equity Distribution on the Plan Effective Date be reduced below $5,012,462 taking into account distributions made available by JPM in accordance with the above.
All Cash payments received by the Common Equity Class shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, their interests and all related claims or other rights, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. Notwithstanding the foregoing, in the event that the Common Equity Class votes to reject the Plan under section 1126(d) of the Bankruptcy Code, then the holders of the Common Stock shall receive no distribution under the Plan on account of their interests, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. The Plan shall specify the Common Equity Class as an impaired class.
(i)    In the event that the Warrants Class votes to accept the Plan under section 1126(d) of the Bankruptcy Code, the holders of Warrants issued by the Company shall receive, pro rata, an aggregate Cash payment of $52,000, on the Plan Effective Date. All Cash payments received by the Warrants Class shall be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such interests and all related claims or other rights, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. Notwithstanding the foregoing, in the event that the Warrants Class votes to reject the Plan under Section 1126(d) of the Code, then the holders of such Warrants shall receive no distribution under the Plan on account of such interests, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code,

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or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. The Plan shall specify the Warrants Class as an impaired class.
(j)    The holders of Other Interests shall receive no distribution under the Plan on account of such interests, including any claims that are determined to be subordinated to the status of an equity security, whether under general principles of equitable subordination, Section 510(b) of the Code, or otherwise, and all such interests and related claims and rights shall be cancelled on the Plan Effective Date. The Plan shall specify the class of Other Interests as an impaired class.
(k)    The Reorganized Company shall assume each of the following executory contracts and unexpired leases:
1.that certain Consulting Agreement dated as of July 25, 2019, by and between the Company and ITH Partners, LLC, as amended, and that certain Termination of Employment Agreement, Release and Additional Compensation Agreement dated as of April 9, 2019, by and between the Company and Lawrence D. Bain, as amended;
2.the Juniper Agreements, provided that the Reorganized Company shall only be required to assume that certain Sublease Agreement dated as of August 1, 2019 by and between the Company and JIA if the Company assumes that certain Scottsdale Seville Lease Agreement (Office) dated as of March 13, 2012, by and between the Company and SPI AZ, LLC, as amended, with respect to the premises that are the subject of such sublease; and
3.that certain letter agreement dated July 12, 2019 by and between Chris Kaplan and the Company.
(l)    The Reorganized Company shall, upon the Plan Effective Date, (i) reject each of the Executive Employment Agreements; and (ii) comply with New Executive Employment Agreements on the terms and conditions set forth therein, provided that with respect to any such New Executive Employment Agreement, such compliance shall be conditioned upon the counterparty’s (A) not having taken action inconsistent in any material respect with, or intended to materially frustrate or materially impede approval, implementation and consummation of, the Restructuring, and (B) not being in breach of such counterparty’s covenants set forth therein to waive any and all Claims for rejection damages (whether as a result of the rejection of the Executive Employment Agreements or of any other executory contract) and to vote any Interests held by such counterparty to accept the Plan under section 1126(d) of the Bankruptcy Code.
(m)    Each of the Non-Debtor Parties shall be released on customary terms by the other Parties, including without limitation by the Company on behalf of itself and its bankruptcy estate, and JPM and the Juniper Parties shall be released on customary terms by third parties including all holders of Claims and interests receiving a distribution under the Plan, to the maximum extent permitted by law, of any and all claims and causes of action and other assertions of liability, including without limitation those arising under chapter 5 of the Bankruptcy Code, in any way related to the Company, the Bankruptcy Case, the purchase and sale of any security of the Company, the subject matter of any Claim or Interest that is treated under the Plan, the Restructuring, and the negotiation, formulation, or preparation of any of the Definitive Documents, provided that such release shall not release any Party of its obligations under the Definitive Documents. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Juniper Parties shall not be

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entitled to terminate this Agreement if the Plan, as confirmed by the Confirmation Order, does not contain such third-party releases in favor of the Juniper Parties.
(n)    It shall be a condition precedent to the occurrence of the Plan Effective Date, waivable solely by JPM in its sole discretion, that the Company shall have taken, or caused Hotel Owner and L’Auberge Fund Manager, LLC to have taken, all steps deemed necessary by JPM (including, but not limited to, the execution of any required documentation) for the redemption of the Hotel Fund Investors to be effectuated on the Plan Effective Date on terms and conditions, and pursuant to documents in form and substance, acceptable to JPM in its sole discretion (the “Hotel Redemption”).
(o)    It shall be conditions precedent to the occurrence of the Plan Effective Date, waivable solely by JPM in its sole discretion, that (i) the Plan Effective Date occur within 120 days after the Petition Date, and (ii) as set forth in a written report, certified by the Chief Executive Officer of the Company as being true and correct in all material respects, in the form attached to this Agreement as Exhibit C, delivered to JPM and the Special Committee at the beginning of any day on which the Plan Effective Date is reasonably expected to occur (the “Final Claims Estimate”): (A) Administrative Expenses (excluding the JPM Expenses, employee bonuses, payroll and other operating costs and expenses of the Company incurred in the ordinary course of business, and the operating costs of the Hotel incurred after the Petition Date), Secured Claims, and Priority Claims are estimated in good faith by the Company not to exceed $3,400,000 in the aggregate, and (B) General Unsecured Claims are estimated in good faith by the Company not to exceed $2,100,000 in the aggregate (such aggregate amounts, the “Claims Caps”).
5.    Covenants of the Non-Debtor Parties in Support of the Restructuring. Subject to the terms and conditions of this Agreement, and so long as this Agreement remains in effect and has not been terminated, each Non-Debtor Party agrees that such Party shall take such steps as are reasonably necessary to support and achieve consummation of the Restructuring consistent with this Agreement, including:
(a)    timely (i) vote all of its Claims and Interests in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials in respect of the Plan pursuant to section 1125 of the Bankruptcy Code to the extent that such Party’s vote is solicited under the Plan; (ii) opt in to, or not opt out of, any applicable third-party releases under the Plan; and (iii) take such other actions that are necessary to support the Plan, the confirmation of the Plan, and the occurrence of the Plan Effective Date;
(a)    not withdraw, revoke or rescind its tender, consent or vote with respect to the Bankruptcy Case and acceptance of the Plan;
(b)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with the Plan to which it is required to be a party;
(c)    support the Restructuring and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring;

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(d)    support the Bankruptcy Court’s entry of the DIP Orders;
(e)    not directly or indirectly:
1.vote any of its Claims or Interests to reject the Plan, or abstain from voting on the Plan;
2.object to the Plan, the Disclosure Statement, any other of the Definitive Documents, the entry of the Disclosure Statement Order or the Confirmation Order, the confirmation of the Plan, the occurrence of the Plan Effective Date, or any efforts to obtain acceptance of, and to confirm and implement, the Plan, so long as the Plan, the Disclosure Statement, the Confirmation Order, and the other Definitive Documents are consistent with this Agreement;
3.opt out of, or not opt in to, any applicable third-party releases under the Plan;
4.object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Plan and/or the Restructuring;
5.take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Plan and/or the Restructuring;
6.commence, support, or join in any legal, equitable, or other proceedings, or execute rights and remedies, or file any applications, motions, objections, pleadings, or other request for relief, or joinders with respect to or statements in support of relief requested by others, in the Bankruptcy Court or any other court, that are inconsistent with, or that would materially delay, prevent, frustrate or impede the approval, confirmation or consummation, as the case may be, of the Disclosure Statement, the Plan, or the transactions set forth therein, or the occurrence of the Plan Effective Date, or otherwise commence any proceeding to oppose any of the foregoing, or take any other action that is barred by this Agreement, so long as the Plan, the Disclosure Statement, the Confirmation Order, and the other Definitive Documents are consistent with this Agreement;
7.vote for, consent to, propose, further, support or participate in the formulation of any Alternative Restructuring Proposal or any other restructuring of the Company or any plan of reorganization (other than the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company;
8.commence or support any motion or application seeking the appointment of a trustee, conservator, receiver, responsible person, or examiner for the Company, or to dismiss the Bankruptcy Case, or to convert the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or to transfer of venue of the Bankruptcy Case to any other court, or otherwise object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of its assets, wherever located, or seek to modify the automatic stay arising under section 362 of the Bankruptcy Code;
9.solicit, encourage, or direct any Person to undertake any action set forth in preceding clauses of this subsection.

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Notwithstanding the foregoing, nothing in this Agreement shall be construed (a) to prohibit any Non-Debtor Party from appearing as a party-in-interest in any matter to be adjudicated in the Bankruptcy Case so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Restructuring and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, materially delaying or preventing the consummation of the Restructuring, (b) to impair or waive the rights of any Non-Debtor Party to assert or raise any objection otherwise permitted above in connection with the Restructuring; (c) impair, limit, or prejudice any claim, lien, power, right, or remedy of JPM (including without limitation rights and remedies arising upon the occurrence of an “Event of Default” thereunder) granted or arising under the DIP Facility Documents; or (d) impair, limit, or prejudice any claim, lien, power, right, or remedy of the Juniper Parties granted or arising under the Juniper Agreements provided that such are asserted or enforced in a manner consistent with this Agreement.

6.    Affirmative Covenants of the Company. Subject to the terms and conditions of this Agreement, and so long as this Agreement remains in effect and has not been terminated, the Company agrees that it shall:
(a)    support and take any and all necessary and appropriate actions, or those reasonably requested by JPM or the Juniper Parties (with JPM’s consent), to consummate the Restructuring consistent with this Agreement and the Definitive Documents and perform its obligation hereunder and thereunder;
(b)    commence the Bankruptcy Case on or before July 23, 2020;
(c)    file the Plan, the Disclosure Statement and Solicitation Materials, and the First Day Pleadings in the Bankruptcy Case within one day after the Petition Date;
(d)    support and take any and all necessary and reasonable actions, or those reasonably requested by JPM or the Juniper Parties (with JPM’s consent), to cause each of the following (each, a “Bankruptcy Milestone”):
1.the entry of Bankruptcy Court orders, within three days after the Petition Date, scheduling hearings to consider entry of the Disclosure Statement Order and entry of the Confirmation Order;
2.the entry of the Interim DIP Order and an interim Trading Procedures Order within three days after the Petition Date;
3.the entry of the Final DIP Order and a final Trading Procedures Order within 20 days after the Petition Date;
4.the entry of the Disclosure Statement Order on or before August 31, 2020;
5.the entry of the Confirmation Order on or before October 12, 2020;
6.the occurrence of the Plan Effective Date within 120 days after the Petition Date;

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(e)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, support and take all reasonably necessary actions to address and resolve any such impediment;
(f)    operate its business in the ordinary course, in a manner consistent with applicable law and actions taken by similarly situated companies in the industry in which the Company operates and maintains good standing (or equivalent status under the laws of its jurisdiction of incorporation or organization) under the laws of the jurisdiction in which it is incorporated or organized; provided that, nothing in this subsection shall apply with respect to any actions taken in furtherance of the Restructuring or the administration of the Bankruptcy Case;
(g)    perform under the Juniper Agreements in the ordinary course of business;
(h)    use commercially reasonable efforts to obtain any and all required or advisable regulatory and/or third-party approvals for the Restructuring, subject to the provisions of the Bankruptcy Code and Bankruptcy Rules;
(i)    negotiate in good faith and, where applicable, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring;
(j)    consult and negotiate in good faith with the Non-Debtor Parties and their advisors regarding the execution and consummation of the Restructuring;
(k)    use commercially reasonable efforts to seek support for the Restructuring from all material stakeholders other than the Non-Debtor Parties;
(l)    oppose and object to the efforts of any Person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, timely filing objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring;
(m)    upon reasonable request of any Non-Debtor Party, inform its advisors and counsel as to: (i) the material business and financial (including liquidity) performance of the Company; (ii) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any Entity, competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;
(n)    inform the respective advisors and counsel to the Non-Debtor Parties as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or reasonably expect is likely, to be a material impediment to the implementation or consummation of the Restructuring; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any Person in respect of the Company; (iii) a breach of this Agreement (including a breach by the Company); (iv) any representation or statement made or deemed to be made by it under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; (v) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring; and (vi) any notice, including from any governmental

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authority, of any proceeding commenced or of any complaints, litigations, investigations or hearings, or, to the knowledge of the Company, threatened against the Company, relating to or involving the Company (or any communications regarding the same that may be contemplated or threatened);
(o)    provide the counsel to the Non-Debtor Parties the reasonable advance opportunity (which shall be no less than three (3) Business Days to the extent reasonably practicable) to review draft copies of all motions, declarations, pleadings, supporting exhibits, and proposed orders relating to the Definitive Documents (including, without limitation, all First Day Pleadings and “second day” pleadings and any Plan-related pleadings) and any other documents that the Company intends to file in the Bankruptcy Case, and, without limiting any consent rights set forth in this Agreement, consider in good faith any comments provided by such counsel to the Non-Debtor Parties with respect to the form and substance of any such proposed filing;
(p)    timely file a formal objection to any application, motion, or pleading filed with the Bankruptcy Court by any party-in-interest seeking the appointment of a trustee, conservator, receiver, responsible person, or examiner for the Company, or the dismissal of the Bankruptcy Case, or the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or the transfer of venue of the Bankruptcy Case to any other court, or which objects to or would delay, impede, or take any interfere with the Company’s ownership and possession of its assets, wherever located, or with the automatic stay arising under section 362 of the Bankruptcy Code;
(q)    comply in all material respects with applicable laws (including making or seeking to obtain all required material consents and/or appropriate filings or registrations with, notifications to, or authorizations, consents or approvals of any regulatory or governmental authority, and paying all material taxes as they become due and payable except to the extent nonpayment thereof is permitted by the Bankruptcy Code);
(r)    during the Bankruptcy Case, provide JPM and the Special Committee with weekly (i) good-faith estimates of its aggregate Secured Claims, General Unsecured Claims, and Priority Claims, (ii) reports of its cumulative Administrative Expenses incurred through the end of the prior week, and (iii) good-faith estimates of its aggregate Administrative Expenses from the end of the prior week through the Plan Effective Date as such date is then reasonably expected to occur (collectively, the “Weekly Claims Estimates”).
7.    Negative Covenants of the Company. Subject to the terms and conditions of this Agreement, and so long as this Agreement remains in effect and has not been terminated, the Company agrees that it shall not directly or indirectly:
(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;
(b)    take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring;
(c)    modify or supplement any Definitive Document (including the Plan), in whole or in part, in a manner that is inconsistent with this Agreement;

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(d)    to the extent inconsistent with this Agreement, transfer any asset or right of the Company or any asset or right used in the business of the Company to any Person outside the ordinary course of business without the written consent of JPM;
(e)    file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement;
(f)    incur any liens or security interests, except as permitted under the DIP Orders;
(g)    enter into any commitment or agreement with respect to debtor-in-possession financing or the use of cash collateral (as defined in section 363(a) of the Bankruptcy Code) other than the DIP Facility;
(h)    engage in any merger, consolidation, disposition, asset sale, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business, other than the Restructuring;
(i)    commence, support or join any litigation or adversary proceeding against any of the Non-Debtor Parties; or
(j)    seek, solicit, propose or support an Alternative Restructuring Proposal.
8.    Additional Provisions Regarding the Company’s Covenants.
(a)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or the board of directors, board of managers, or similar governing body of the Company, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this section shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right under this Agreement). The Company shall give three Business Days’ written notice to the Non-Debtor Parties and their counsel of any determination made in accordance with this section. This section shall not impede any Party’s right to terminate this Agreement pursuant to this Agreement, including on account of any action or inaction the Company or a governing body of the Company may take pursuant to this section.
(b)    Notwithstanding anything to the contrary in this Agreement, but subject to section 8(a) of this Agreement, the Company and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (i) consider, respond to, and facilitate unsolicited Alternative Restructuring Proposals; (ii) provide access to non-public information concerning the Company to any Entity provided that such Entity enters into an appropriate confidentiality and nondisclosure agreement with the Company; (iii) maintain, or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of unsolicited Alternative Restructuring Proposals; and (v) enter into or continue discussions or negotiations with holders of any claim or interest, any other party-in-interest, or any other Entity regarding the Restructuring or Alternative Restructuring Proposals; provided

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that the Company shall not seek or solicit any Alternative Restructuring Proposal. The Company shall provide the Non-Debtor Parties with (A) copies of any such Alternative Restructuring Proposal no later than one (1) Business Day following receipt thereof by the Company or its advisors and (B) such other information (including copies of any materials provided to or from any Person making an Alternative Restructuring Proposal) as necessary to keep the Non-Debtor Parties contemporaneously informed as to the status and substance of discussions related thereto, and shall not enter into any non-disclosure or confidentiality agreement with respect to any Alternative Restructuring Proposal that prohibits the Company from providing the Non-Debtor Parties with a copy of such Alternative Restructuring Proposal and such other information with respect thereto.
9.    Additional Agreements of the Parties Related to the Restructuring.
(a)    JCAM shall provide certain administrative services pursuant to the Hotel Administrative Services Agreement, to assist the Company in coordinating the Hotel Redemption. The Company shall pay JCAM a fee of $300,000 on the Plan Effective Date as set forth in the Hotel Administrative Services Agreement, or such lesser amount as is set forth therein. Such fee shall be disclosed in the Disclosure Statement and authorized pursuant to the Plan and the Confirmation Order.
(b)    If at the Company’s request, after entry of the Disclosure Statement Order, JCP Realty communicates with the holders of Common Stock or Warrants and expends material resources, on a best efforts basis, assisting the Company and the Company’s retained professionals in the Company’s solicitation of votes for the acceptance or rejection of the Plan from such holders consistent with section 1126(d) of the Bankruptcy Code, then the Company shall reimburse JCP Realty for such efforts and expenses by paying JCP Realty a flat fee of $100,000 on the Plan Effective Date. The foregoing shall be disclosed in the Disclosure Statement and authorized pursuant to Disclosure Statement Order and the Confirmation Order.
(c)    The Company and JIA, on or before the Petition Date, shall enter into the Amended and Restated JIA Agreement with JIA, which the Company shall assume pursuant to the Plan and which shall become effective on and subject only to the occurrence of the Plan Effective Date. The form of the Amended and Restated JIA Agreement to be assumed shall be disclosed in the Disclosure Statement and included in the Plan Supplement.
(d)    [Reserved].
(e)    The Juniper Parties and the Bain Parties, and any Affiliates thereof, shall not file or seek allowance in the Bankruptcy Case of any Claims or Interests other than those referenced in this Agreement, subject only to (i) the confirmation of the Plan and (ii) the occurrence of the Plan Effective Date.
(f)    The Company shall pay to the holders of the Series B-1 Preferred Stock, other than JPM, all dividends thereon (with interest, if any) that have accrued and remain unpaid as of the commencement of the Bankruptcy Case, on the last day prior to the Petition Date that is a Business Day (the “Series B-1 Preferred Stock Prepetition Payments”). The holders of the Series B-1 Preferred Stock hereby waive all dividends thereon that would have accrued after the commencement of the Bankruptcy Case on the Petition Date, such waiver conditioned upon the occurrence of the Plan Effective Date within 120 days after the Petition Date. If this condition is not satisfied, or is

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not waived by JCP Realty and JNVM in their sole discretion, then any such accrued dividends (and interest thereon, if any, from the date any such dividends accrued) shall automatically be reinstated and such holders shall be deemed to have a Claim in the amount of such accrued dividends.
(g)    JPM shall provide the DIP Facility to the Company, subject to (i) satisfaction of JPM’s underwriting criteria and the obtaining of all internal approvals, (ii) the Budget in its final form as of the Petition Date being acceptable to JPM in its sole discretion, (iii) the Bankruptcy Court’s entry of the DIP Orders, and (iv) all other conditions precedent set forth in the DIP Facility Documents being satisfied or waived as determined by JPM in its sole discretion. The DIP Facility Documents shall provide, among other things, that all JPM Expenses paid by the Company shall increase the DIP Facility on a dollar-for-dollar basis.
(h)    JPM shall provide the Exit Facility to the Reorganized Company, subject to (i) satisfaction of JPM’s underwriting criteria and the obtaining of all internal approvals, (ii) the Bankruptcy Court’s entry of the Confirmation Order, (iii) the satisfaction of all conditions precedent to the occurrence of the Plan Effective Date except for the provision and funding of the Exit Facility by JPM, and (iv) all other conditions precedent set forth in the Exit Facility Documents being satisfied or waived as determined by JPM in its sole discretion.
(i)    The Parties acknowledge and agree that JPM shall have the sole power and authority to waive or extend any Bankruptcy Milestone, and no consent to any such waiver or extension shall be required from any other Party.
(j)    JPM, JCP Realty, and JNVM acknowledge and agree that their execution of this Agreement constitutes their consent, as the “Required Holders” under the certificates of designation or other governing documents for the Preferred Stock, for the Company to take all actions consistent with this Agreement and that no further consent from JPM, JCP Realty, and JNVM, as the “Required Holders” under the certificates of designation or other governing documents for the Preferred Stock, is necessary or required for any such action; provided however that the foregoing is without prejudice to the rights of JPM, JCP Realty, and JNVM arising under this Agreement.
(k)    Subject to the occurrence of the Plan Effective Date, on the Plan Effective Date JPM shall fund the Hotel Redemption pursuant to a separate credit facility with Hotel Owner, in original principal amount not to exceed $22,500,000, on terms and conditions consistent with this Agreement and in all other respects acceptable to JPM in its sole discretion (the “Hotel Redemption Facility”).
10.    Termination by JPM. On written notice delivered by JPM in the manner set forth in this Agreement to the other Parties, this Agreement may be terminated by JPM on the occurrence of any of the following events, subject to any applicable notice and/or cure provisions:
(a)    a material breach by any other Party of such Party’s obligations, undertakings, representations, warranties or covenants under this Agreement, and any such breach is not cured (to the extent curable) within 7 Business Days after the date of such notice;
(b)    the Company (i) pursues, proposes or otherwise supports, or fails to actively oppose, any restructuring of the Company’s obligations, other than in the Bankruptcy Case on the terms and conditions set forth in this Agreement, (ii) amends or modifies the Plan, the Disclosure Statement, or any other Definitive Document, that, in whole or in part, is inconsistent with this Agreement in any material respect, or (iii) withdraws the Plan;

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(c)    an event occurs (including the granting of any relief by the Bankruptcy Court, but excluding the filing of the Bankruptcy Case) that has, or is reasonably expected to have, a material adverse effect on (i) the business, assets or financial condition of the Company, in each case taken as a whole, or (ii) the reasonable likelihood of the consummation of the Restructuring consistent with this Agreement, and in the case of any such inconsistent relief granted by the Bankruptcy Court, such relief is not sought to be dismissed, vacated or modified to be consistent with this Agreement within 7 Business Days after the date of such notice;
(d)    the failure by the Company to provide to JPM and its advisors, reasonable access to (i) the books and records of or relating to the Company and (ii) the Company’s management and advisors for the purposes of evaluating its business plans and participating in the process with respect to the consummation of the Restructuring;
(e)    on or after the date of this Agreement, the Company engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than in the Bankruptcy Case to effectuate the Restructuring;
(f)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of a final, non-appealable ruling or order (i) enjoining the entry of the Confirmation Order, the consummation of the Restructuring, or the occurrence of the Plan Effective Date, or (ii) finding this Agreement to be invalid or unenforceable in material part;
(g)    any Bankruptcy Milestone is not timely satisfied, unless waived by JPM in its sole discretion;
(h)    JPM determines in its sole discretion at any time after the Agreement Effective Date, whether based on any Claims Estimate or otherwise, that the aggregate Claims that are the subject of either Claims Cap shall exceed the respective Claims Cap, or without limitation of the foregoing, that any condition precedent to the occurrence of the Plan Effective Date cannot be satisfied;
(i)    the Bankruptcy Court enters an order (i) dismissing the Bankruptcy Case; (ii) converting the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code; (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Bankruptcy Case; (iv) terminating the Company’s exclusive periods to file a plan of reorganization and solicit votes with respect thereto; (v) granting relief from the automatic stay with respect to any material assets of the Company; (vi) terminating the DIP Facility; or (vii) making a finding of fraud, dishonesty or misconduct by any director or officer of the Company;
(j)    the filing of any involuntary bankruptcy petition against or other insolvency proceeding by the Company other than the Bankruptcy Case, and the Company fails to (i) contest such involuntary bankruptcy or other insolvency proceeding with 10 days of such filing and (ii) obtain dismissal of such involuntary proceeding within 40 days of such filing;
(k)    the Company pursues, proposes or otherwise supports, or fails to actively oppose, any debtor-in-possession financing or the use of cash collateral other than pursuant to the DIP Facility;

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(l)    the occurrence of an “Event of Default” under, or the termination of, the DIP Facility, after giving effect to any applicable cure rights;
(m)    any pleading is filed in the Bankruptcy Case (i) challenging JPM’s postpetition claims or liens granted or authorized in the DIP Orders, or (ii) seeking a determination or declaration that JPM does not have valid and properly perfected liens in the Company’s assets, and the Company fails to obtain dismissal of such pleading within 14 days after the filing of such pleading;
(n)    the DIP Orders do not authorize the Company to use proceeds of the DIP Facility to support the operating expenses of the Hotel;
(o)    Hotel Owner becomes the subject of a petition for relief under the Bankruptcy Code or the subject of any other voluntary or involuntary insolvency, reorganization, receivership, liquidation, assignment for the benefit of creditors, or similar case or proceeding;
(p)    the Company becomes the subject of any case or proceeding seeking to recover any loan applied for and/or received by IMH Management Services LLC or Hotel Owner pursuant to the U.S. Small Business Administration’s “Paycheck Protection Program”;
(q)    Hotel Lender commences the exercise of rights and remedies with respect to the Hotel Loan;
(r)    the occurrence an event of default by the Company or Hotel Owner under, or the termination of any Hotel Restructuring Support Agreement, after giving effect to any applicable cure rights;
(s)    the Hotel Redemption Amendment has not been entered into prior to the Petition Date;
(t)    Hotel Fund fails to timely extend the “Redemption Period” (as set forth in section 1 of the Hotel Redemption Amendment, adding new section 2.11(a) to the Limited Liability Company Agreement of Hotel Fund) upon JPM’s request;
(u)    any change occurs to any applicable statutes, rules, or regulations, or any administrative rulings are issued by any governmental unit, that are determined by JPM in its sole discretion to materially impair any (i) net operating loss and tax credit carryforwards or other tax benefits of the Company, or (ii) the value thereof to the Reorganized Company;
(v)    the Company or its Affiliates, including without limitation Hotel Owner, terminates the employment of any exempt, salaried employee employed on the date of this Agreement without the consent of JPM.
The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder in compliance with this section, and any notice provided by JPM to the Company pursuant to any of the provisions of this section, shall not constitute a violation of the automatic stay in effect during the Bankruptcy Case and the Company hereby waives any right it may have to assert that any notice so provided violates the automatic stay.

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11.    Termination by the Juniper Parties. On written notice delivered by the Juniper Parties in the manner set forth in this Agreement to the other Parties, this Agreement may be terminated by the Juniper Parties on the occurrence of any of the following events, subject to any applicable notice and/or cure provisions:
(a)    a material breach by any other Party of such Party’s obligations, undertakings, representations, warranties or covenants under this Agreement but only with respect to the Juniper Parties, and any such breach is not cured (to the extent curable) within 7 Business Days after the date of such notice;
(b)    the JIA Agreement is not amended and restated in accordance with and as contemplated by this Agreement on or prior to the Petition Date;
(c)    any material breach or termination of any of the Juniper Agreements by the Company;
(d)    the Bankruptcy Court enters an order (i) dismissing the Bankruptcy Case; (ii) converting the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code; or (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Bankruptcy Case;
(e)    the Plan Effective Date has not occurred on or before December 21, 2020.
The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder in compliance with this section, and any notice provided by the Juniper Parties to the Company pursuant to any of the provisions of this section, shall not constitute a violation of the automatic stay in effect during the Bankruptcy Case and the Company hereby waives any right it may have to assert that any notice so provided violates the automatic stay.
12.    Termination by the Bain Parties. On written notice delivered by the Bain Parties in the manner set forth in this Agreement to the other Parties, this Agreement may be terminated on the occurrence of any of the following events, subject to any applicable notice and/or cure provisions:
(a)    a material breach by any other Party of such Party’s obligations, undertakings, representations, warranties or covenants under this Agreement but only with respect to the assumption of the Company’s executory contracts with the Bain Parties, and any such breach is not cured (to the extent curable) within 7 Business Days after the date of such notice.
The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder in compliance with this section, and any notice provided by Bain to the Company pursuant to any of the provisions of this section, shall not constitute a violation of the automatic stay in effect during the Bankruptcy Case and the Company hereby waives any right it may have to assert that any notice so provided violates the automatic stay.
13.    Termination by the Company. On written notice delivered by the Company in the manner set forth in this Agreement to the other Parties, this Agreement may be terminated on the occurrence of any of the following events, subject to any applicable notice and/or cure provisions:

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(a)    a material breach by any other Party of such Party’s obligations, undertakings, representations, warranties or covenants under this Agreement, which breach (i) is reasonably believed by the Company to prevent the consummation of the Restructuring, and (ii) remains uncured for a period of 7 Business Days after the date of such notice;
(b)    the board of directors, board of managers, or such similar governing body of the Company determines in good faith after consulting with outside counsel, (i) that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; provided that the Company provides written notice of such determination within three Business Days thereof to the Non-Debtor Parties’ respective counsel, and provided further that to the extent any Non-Debtor Party seeks an expedited hearing to determine if the Company has validly sought to terminate this Agreement pursuant to this subsection, the Company consents to such expedited hearing.
14.    Mutual Termination. This Agreement may be terminated by mutual written agreement among the Parties.
15.    Automatic Termination. This Agreement shall terminate automatically immediately after the Plan Effective Date.
16.    Effect of Termination. Upon the termination of this Agreement by any Party under sections 10 through 13 of this Agreement, (a) this Agreement shall be of no further force and effect and each and every Party to this Agreement shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to a restructuring of the Company or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations under this Agreement occurring on or prior to such termination and (b) upon the termination of this Agreement other than automatically immediately after the Plan Effective Date, all consents or votes tendered by any of the Non-Debtor Parties with respect to the Restructuring and/or the Plan, if applicable, shall be deemed revoked (and if Bankruptcy Court approval shall be required for any Non-Debtor Party to change or withdraw, or cause to be changed or withdrawn, its vote in favor of the Plan, then no Party shall oppose any attempt by any other Party to change or withdraw, or cause to be changed or withdrawn, such vote). Notwithstanding anything to the contrary contained herein, the termination of this Agreement or any Party’s obligations hereunder shall not impair or prejudice the claims, liens, rights, and remedies, granted or afforded to JPM with respect to the DIP Facility or pursuant to the DIP Facility Documents.
17.    Non‑Solicitation. This Agreement, and the agreements of the Parties set forth in this Agreement, are not and shall not be deemed to be a solicitation of votes for the acceptance or rejection of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.
18.    Ownership and Transfer of Claims and Interests. Each of the Non-Debtor Parties represents and warrants that (a) as of the Agreement Effective Date it has full power and authority to vote on and consent to all matters concerning its respective Claims and Interests, (b) as of the Agreement Effective Date, its respective Claims and Interests are held by it free and clear of any

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pledge, lien, security interest, charge, claim, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case that would adversely affect in any way the performance of its obligations contained in this Agreement at the time such obligations are required to be performed. Each of the Non-Debtor Parties represents and warrants that until this Agreement is terminated it shall not transfer any ownership or other interest in any Claims or Interests, provided that the foregoing shall be without prejudice to JPM’s right to transfer any and all distributions received pursuant to the Plan to an Affiliate of JPM. Any transfer in violation of this section shall be deemed void ab initio.
19.    Good Faith Cooperation; Further Assurances; Documentation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing) as may be reasonably necessary to carry out the purposes and intent of this Agreement, to the extent consistent with the terms of this Agreement, or, if not inconsistent with the terms of this Agreement, in such Party’s reasonable discretion. Each of the Parties, as applicable, hereby covenants and agrees to negotiate in good faith the Plan, Disclosure Statement and Solicitation Materials, and the other Definitive Documents, each of which shall, except as otherwise provided for herein, contain the same economic terms as, and other terms consistent in all material respects with, the terms set forth in this Agreement. The Company shall provide draft copies of all material documents related to the implementation of the Restructuring (including all Definitive Documents, material motions, applications or documents) that the Company intends to file in the Bankruptcy Case to counsel to the Non-Debtor Parties within 3 Business Days prior to filing such documents and shall consult in good faith with such counsel regarding the form and substance of any such documents identified in this section.
20.    No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, nor does, in any manner waive, limit, impair, or restrict any right of (a) the Non-Debtor Parties to protect and preserve their respective rights, remedies and interests, including without limitation, their respective claims, if any, against the Company or each other; and (b) the Company to protect and preserve its rights, remedies and interests, including without limitation, its claims, if any, against the Non-Debtor Parties.
21.    Representations of the Parties. Each Party represents to each other Party that, as of the date of this Agreement:
(a)    such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
(b)    the execution, delivery and performance of this Agreement by such Party does not and shall not (i) violate any provision of law, rule or regulation applicable to it or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it is a party;
(c)    the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to,

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with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities “blue sky” laws, or any filings required under the Hart-Scott-Rodino Act;
(d)    this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and
(e)    as of the date of this Agreement, such representing Party is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.
22.    Additional Representations and Warranties of the Company. The Company represents and warrants to JPM that:
(a)    no Person other than JPM, JCP Realty, and JNVM owns or holds an interest in any Preferred Stock.
(b)    the commencement of the Bankruptcy Case is not and shall not be a default or event of default under that certain loan in the original principal amount of $5,939,935 obtained by certain wholly-owned subsidiaries of the Company from Southwest Lending, L.L.C., a New Mexico limited liability company;
(c)    IMH Management Services LLC and Hotel Owner are borrowers under, and have utilized and shall continue to utilize the proceeds of, loans received pursuant to the U.S. Small Business Administration’s “Paycheck Protection Program” in the original principal amounts of $444,000 with respect to IMH Management Services LLC and $1,359,000 with respect to Hotel Owner, with the objective of obtaining forgiveness under the applicable statutes, rules, and regulations pertaining thereto, and shall seek such forgiveness in accordance therewith; and
(d)    Hotel Fund has not entered into any agreements with any of the Hotel Fund Investors that have not been disclosed to JPM prior to this Agreement becoming effective, and shall not amend any agreements or enter into new agreements with the Hotel Fund Investors unless consented to in writing by JPM.
23.    Restructuring Term Sheet. Each Party acknowledges and agrees that this Agreement includes all of the material terms and conditions set forth in the Restructuring Term Sheet. In the event of any conflict between the terms of this Agreement and the Restructuring Term Sheet, the terms of this Agreement shall control.
24.    Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

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25.    Purpose of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a financial restructuring of the Company and in contemplation of the Bankruptcy Case and not for any other purpose.
26.    Admissibility of this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms and/or support approval of the Disclosure Statement and confirmation and implementation of the Plan.
27.    Effect of Termination. In the event this Agreement is terminated by its terms or otherwise, nothing contained in this Agreement or the Restructuring Term Sheet shall be, or deemed to be, an admission by any of the Parties.
28.    Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.
29.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by any manner of electronic transmission, including without limitation by email.
30.    Amendments and Waivers. Except as otherwise provided herein, neither this Agreement nor any provision of this Agreement may be modified, amended, waived or supplemented without the prior written consent of each of the Parties.
31.    Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.
32.    Inconsistency. To the extent there is any inconsistency between the Restructuring Term Sheet and this Agreement, this Agreement shall govern.
33.    Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations under this Agreement, in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity; provided however that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.
34.    Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the

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Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought solely in the Bankruptcy Court or, if before the Petition Date, then solely in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, County of New York (in either case, however, that it will not oppose the transfer of any such legal action, suit or proceeding to the Bankruptcy Court if and once the Bankruptcy Case is commenced before such legal action, suit or proceeding is completed) or any appellate court from any of such courts, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Except as otherwise provided above concerning a legal action, suit or proceeding commenced before the Petition Date, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Restructuring.
35.    Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (i) when delivered personally; (ii) when sent by email, or (iii) one Business Day after deposit with an overnight courier service, with postage prepaid to the Parties, at the following addresses (or at such other addresses for a Party as shall be specified by like notice):
If to the Company:

IMH Financial Corporation
7001 N. Scottsdale Road, Suite 2050
Scottsdale, AZ 85253
Attention: Chadwick S. Parson
Email: CParson@imhfc.com

with copies to (which shall not constitute notice):

IMH Financial Corporation
7001 N. Scottsdale Road, Suite 2050
Scottsdale, AZ 85253
Attention: Legal Department
Email: legal@imhfc.com

-and-

Snell & Wilmer LLP
400 E. Van Buren Avenue
Phoenix, AZ 85004
Attention: Christopher H. Bayley, Esq. and Steven D. Jerome, Esq.
Email: cbayley@swlaw.com and sjerome@swlaw.com

-and-

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Ashby & Geddes
500 Delaware Avenue
Wilmington, DE 19899
Attention: William Bowden, Esq.
Email: WBowden@ashbygeddes.com

If to JPM:

JP Morgan Chase Funding Inc.
383 Madison Avenue, 8th Floor
New York, NY 10179
Attention: Daniel Rood
Email: daniel.rood@jpmorgan.com

with copies to (which shall not constitute notice):

Hahn & Hessen LLP
488 Madison Avenue
New York, NY 10022
Attention: Jeffrey L. Schwartz, Esq. and Joshua I. Divack, Esq.
Email: jschwartz@hahnhessen.com and jdivack@hahnhessen.com

-and-

Landis Rath & Cobb LLP
919 Market Street, Suite 1800
Wilmington, DE 19801
Attention: Adam G. Landis, Esq. and Richard S. Cobb, Esq.
Email: landis@lrclaw.com and cobb@lrclaw.com

If to the Juniper Parties:

Juniper Realty Partners, LLC
11150 Santa Monica Blvd., Suite 1400
Los Angeles, CA 90025
Attention: Jay Wolf and Nickolas Jensen
Email: jay@junipercptl.com and nick@jreia.com

with copies to (which shall not constitute notice):

Munger, Tolles & Olson LLP
350 South Grand Avenue
Los Angeles, CA 90071
Attention: David Lee, Esq.
Email: david.lee@mto.com

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If to the Bain Parties:

Lawrence Bain
7117 N 68th Pl
Paradise Valley , AZ 85253
Email: LDB@jreia.com

with copies to (which shall not constitute notice):

Valle Makoff LLP
11777 San Vicente Blvd, Suite 890
Los Angeles, CA 90049
Attention: Jeffrey B. Valle, Esq.
Email: jvalle@vallemakoff.com

If to the Special Committee:

Lori Wittman
c/o Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Attention: Robert J. Grammig, Esq.
Email: robert.grammig@hklaw.com

with copies to (which shall not constitute notice):

Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, FL 33602
Attention: W. Keith Fendrick, Esq.
Email: keith.fendrick@hklaw.com

36.    No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
37.    Waiver. If the Restructuring is not consummated, or following the termination of this Agreement in accordance with its terms, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.
38.    Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person except as otherwise contemplated herein.

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39.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
[Signature Pages Follow]

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IMH FINANCIAL CORPORATION

By: /s/ Chadwick S. Parson
    Chadwick S. Parson
    Chief Executive Officer

By: /s/ Lori Wittman
    Lori Wittman
    Chairperson, Special Committee
    of the Board of Directors

Signature Pages to Restructuring Support Agreement

JP MORGAN CHASE FUNDING, INC.

By: /s/ Daniel Rood
    Daniel Rood
    Executive Director

Signature Pages to Restructuring Support Agreement

JUNIPER CAPITAL ASSET MANAGEMENT, LLC

By: /s/ Jay Wolf
Name     Jay Wolf
Title    Managing Partner

JCP REALTY PARTNERS, LLC

By: /s/ Jay Wolf
Name     Jay Wolf
Title    Managing Partner

JUNIPER NVM, LLC

By: /s/ Jay Wolf
Name     Jay Wolf
Title    Managing Partner

JUNIPER INVESTMENT ADVISORS, LLC

By: /s/ Jay Wolf
Name     Jay Wolf
Title    Managing Partner

Signature Pages to Restructuring Support Agreement

ITH PARTNERS LLC

By: /s/ Lawrence D. Bain
Name    Lawrence D. Bain
Title    Managing Director

/s/ Lawrence D. Bain
Lawrence D. Bain, Individually

Signature Pages to Restructuring Support Agreement